Exhibit 99.2

Pier 1 Imports, Inc. Announces Management Transition

FORT WORTH, Texas--(BUSINESS WIRE)--September 7, 2016--Pier 1 Imports, Inc. (NYSE:PIR) today announced the Board of Directors has mutually agreed with Alex W. Smith that he will step down as President, CEO and a member of the Board of Directors, effective December 31, 2016. The Board of Directors is executing its existing succession planning process and is working with Korn Ferry to conduct a search for a new CEO.

Terry London, Chairman of Pier 1 Imports, stated, “We greatly appreciate Alex’s many years of leadership and considerable contributions to Pier 1 Imports. Most notably, he led a remarkable turnaround of the business from 2009 to 2013, creating one of the most profitable specialty stores in our sector. Subsequently, Alex spearheaded the transformation of Pier 1 Imports from a pure brick-and-mortar business to establish the competitive omni-channel platform we have in place today. The Company is now well positioned with the infrastructure, capabilities and brand equity to effectively compete in the changing retail environment. On behalf of the Board of Directors, we all wish Alex the best going forward.”

Alex W. Smith, President and CEO, stated, “Leading the Pier 1 Imports team for nearly 10 years has been a joy. Our wonderful associates across the organization have inspired me every day. Together we have achieved a great deal of success, sustained by our exceptional culture. I have greatly enjoyed working with our associates, who bring life to our stores, and our merchant team, which brings passion and creativity to the brand. I am profoundly grateful to my senior leadership team for their desire and commitment to pushing the boundaries of our knowledge and experience in this new era of retailing. Now it’s time for me to do something new. I wish the best for Pier 1 Imports – a strong brand and a great Company.”

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release, which risks and uncertainties include the Company’s ability to retain a new CEO. Factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Investor Relations Contacts:
Blueshirt Group
Christine Greany, 858-523-1732
or
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083
or
Media Contact:
Pier 1 Imports, Inc.
Jennifer Engstrand, 817-252-8130